Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50539, 33-50543, 333-94563, 333-60302, and 333-68212 on Forms S-8, and Registration Statement Nos. 333-89144 and 333-123428 on Forms S-3 of our report dated March 2, 2006 relating to the consolidated financial statements and financial statement schedule of Kforce Inc. and subsidiaries (“Kforce”) (which report expresses an unqualified opinion) and our report dated March 2, 2006 relating to management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kforce for the year ended December 31, 2005.

Deloitte & Touche LLP

Tampa, Florida

March 2, 2006